Exhibit 5.1

January 21, 2025

My Size, Inc.

HaNegev 4, POB 1026

Airport City, Israel, 7010000

Re: My Size, Inc.

Ladies and Gentlemen:

We have acted as special counsel to My Size, Inc., a Delaware corporation (the “Company”), in connection with the sale from time to time by the Company pursuant to the At the Market Offering Agreement executed by the Company and H.C. Wainwright & Co., LLC on January 21, 2025 (the “Offering Agreement”), of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), having an aggregate offering price of up to $4,100,000 (the “ATM Shares”). The ATM Shares will be issued pursuant to a registration statement on Form S-3 (Registration No. 333-276249), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus contained therein, and the prospectus supplement dated January 21, 2025 filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”, and together with the base prospectus, the “Prospectus”).

In rendering our opinions set forth below, we have reviewed the Registration Statement and the Prospectus Supplement and the exhibits thereto. We have also reviewed such corporate documents and records of the Company, such certificates of public officials and officers of the Company and such other matters as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (iv) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, when the ATM Shares have been issued and sold in accordance with the Offering Agreement, and as described in the Registration Statement and Prospectus, the ATM Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

We express no opinion as to the applicability of, compliance with or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and, to the extent relevant to the opinions expressed herein, the laws of the State of New York.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP